UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2008

Lifevantage Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6400 S. Fiddler's Green Circle, Suite 1970, Greenwood Village, Colorado		80111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	720-488-1711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2008, upon the recommendation of the Nominating Committee of the Board of Directors of Lifevantage Corporation (the "Company"), the Board of Directors of the Company (the "Board") elected Richard Doutre’ Jones and Garry Mauro to the Board. The Board also elected David Brown, the Company’s President and Chief Executive Officer, to the Board effective February 21, 2008. Mr. Brown was also elected to the Nominating Committee of the Board and the Compensation Committee of the Board. These additions bring the size of the Board to six members.

Mr. Jones, who currently serves as VP/General Manager of Bay City Television, Inc. of San Diego, is responsible for all aspects of the business at Bay City Television, Inc. and is credited with streamlining operations and achieving profitability for that company. Mr. Jones also serves on the Fox Television Affiliate Board of Governors and various other civic and industry organizations.

Mr. Mauro has worked over 30 years at the local, state and national levels on behalf of both private and public sector entities and is often quoted in the media as an expert on business and political topics. He served for 16 years as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the State's benefit program for Veterans. Mr. Mauro has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the "Man of the Year Award" from the Texas League of Women Voters and the "Rising Star of Texas Award" from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifevantage Corporation

March 26, 2008	By:	Bradford K. Amman

Name: Bradford K. Amman
Title: Secretary